             CERTIFICATE OF DETERMINATION OF RIGHTS, PREFERENCES,
                        PRIVILEGES AND RESTRICTIONS OF
                           TRIKON TECHNOLOGIES, INC.


          Nigel Wheeler and Jeremy Linnert do hereby certify:

          1. That they are President and Secretary, respectively, of Trikon Technologies, Inc., a California corporation (the "Corporation").

          2.1. That upon the terms of the Series G Preferred Stock, all of the outstanding shares of the Series G Preferred Stock converted into shares of Common Stock on May 14, 1998 and no shares of Series G Preferred Stock are outstanding;

          2.2. That pursuant to authority conferred upon the Board of Directors by the Seventh Restated Articles of Incorporation of the Corporation, under the provisions of Section 401 of the Corporations Code of the State of California, the Board of Directors, by written consent effective May 7, 1998, adopted the following resolutions:

          IT IS RESOLVED that the Board of Directors does hereby establish a series of Preferred Stock as follows:

          (a) The designation of such series of Preferred Stock is the Series H Preferred Stock, and the number of shares of such Series H Preferred Stock is 3,000,000, none of which has been issued.

          (b) The rights, preferences, privileges and restrictions granted to and imposed upon the Series H Preferred Stock and the holders thereof shall be as set forth below.

          Section 1.  Definitions.
                      -----------

          For purposes of Sections 1 through 8 below, the following definitions shall apply:

          (a) "Board" shall mean the Board of Directors of the Corporation.

          (b) "Common Stock" shall mean the Common Stock of the Corporation.

          (c) "Conversion Ratio" shall have the meaning set forth in Section 7(a) below.

          (d) "Corporation" shall mean this corporation.

          Section 2.  Designation and Amount.  The shares of such series shall
                      ----------------------
be designated as "Series H Preferred Stock" and the number of shares constituting the Series H Preferred Stock shall be Three Million (3,000,000), none of which have been issued as of the date hereof. Such number of shares may be increased or decreased by resolution of the Board; provided, that no

                                       1.

decrease shall reduce the number of shares of Series H Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series H Preferred Stock.

          Section 3.  Dividends.
                      ---------

          (a) The holders, as of the Dividend Record Date (as defined below), of this Series H Preferred Stock shall be entitled to receive semi-annual dividends on their respective shares of Series H Preferred Stock (aggregating, for this purpose, all shares of Series H Preferred Stock held of record or, to the Corporation's knowledge, beneficially by such holder), payable, at the option of the Corporation, in cash or additional shares of Series H Preferred Stock ("PIK Preferred") at the rate of 8-1/8% per annum (computed on the basis of a 360-day year of twelve 30-day months) of the Dividend Base Amount (as defined below), payable semi-annually in arrears; provided that, to the extent the declaration or payment of such dividend is prohibited by applicable law, such dividend need not be paid but shall nevertheless accrue and shall be paid promptly when applicable law permits; and, provided further, that, (i) if the Corporation's consolidated EBITDA for the two most recently completed fiscal quarters of the Corporation preceding a dividend payment date exceeds $7,500,000 and the Corporation elects to pay all or a portion of the dividend due on such date in PIK Preferred, then the dividend rate for all future dividend periods shall increase to 9-1/8% per annum until such time as the Corporation has redeemed all PIK Preferred for cash and (ii) if the holders of the Series H Preferred Stock are then entitled to exercise the special voting rights specified in Section 5(c) or directors elected pursuant to such Section 5(c) remain in office, then the dividend rate for all future periods shall increase to 12% until such rights are no longer exercisable and such directors are out of office in which case the dividend rate shall be decreased to the amount otherwise specified in this
Section 3(a). Such dividends shall accrue from the date of issuance of such shares and shall be paid semi- annually in April 15 and October 15 of each year or, if any such day is not a business day, on the next succeeding business day. Such dividends shall be paid, at the election of the Corporation, either in cash or additional duly authorized, fully paid and non-assessable shares of PIK Preferred. In calculating the number of shares of Series H Preferred Stock to be paid with respect to each dividend, the Series H Preferred Stock shall be valued at $10.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series H Preferred Stock). Notwithstanding the foregoing, the Corporation shall not be required to issue fractional shares of Series H Preferred Stock; the Corporation may elect, in its sole discretion, independently for each holder, whether such number of shares (on an aggregated basis) will be rounded to the nearest whole share (with .5 of a share rounded upward) or whether such holder will be given cash in lieu of any fractional shares. The "Dividend Base Amount" of a share of Series H Preferred Stock shall be $10.00 plus all accrued but unpaid dividends (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series H Preferred Stock). The "Dividend Record Date" shall mean, for each semi-annual dividend, the April 1 or October 1, as the case may be, immediately preceding the dividend payment date.

                                       2.

          (b) The Corporation shall not declare any dividend or distribution on any Junior Stock (as defined below) of the Corporation unless all dividends required by Section 3(a) have been or contemporaneously are declared and paid in cash and all PIK Preferred has been redeemed for cash, or a sum sufficient for the payment thereof in cash set apart for such payment on the Series H Preferred Stock and for the redemption of outstanding PIK Preferred.

          (c) All dividends or distributions declared upon the Series H Preferred Stock shall be declared pro rata per share.

          (d) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series H Preferred Stock which may be in arrears (it being understood that this provision does not alter the Corporation's obligations under Section 3(a)).

          (e) So long as any shares of the Series H Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation unless the dividends, if any, accrued on all outstanding shares of the Series H Preferred Stock shall have been paid or set apart for payment and all outstanding PIK Preferred redeemed.

          (f) "Junior Stock" shall mean the Common Stock and any shares of preferred stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series H Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) dividends or (iii) voting. Junior Stock includes the Corporation's Series G Preferred Stock and the Series I Preferred Stock.

          (g) "EBITDA" means earnings before deduction for interest, taxes, depreciations, amortization and other non-cash changes calculated in accordance with generally accepted accounting principles.

          Section 4.  Liquidation, Dissolution or Winding Up.
                      --------------------------------------

          (a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation (excluding a merger, acquisition or other reorganization), the assets or surplus funds of the Corporation shall be distributed in the following manner and order of priority:

          (i) First, ratably among the holders of the Series H Preferred Stock an amount equal to $10 per share (the "Stated Amount") of Series H Preferred Stock, plus an amount in cash equal to accrued but unpaid dividends thereon to the date fixed for liquidation, after which holders of Series H Preferred shall not be entitled to share in any assets or funds remaining for distribution; and

                                       3.

          (ii) Second, ratably among the holders of the Junior Stock in accordance with their relative preferences until such remaining assets and funds are exhausted.

     (b) The liquidation preference specified in Section 4(a) shall be equitably adjusted in the event of any stock splits, stock dividends or similar capital modifications affecting the Series H Preferred Stock after the filing of this Certificate of Determination.

     (c) Insofar as any distribution pursuant to Section 4(a) consists of property other than cash, the value thereof shall, for purposes of the provisions of Section 4(a), be the fair value at the time of such distribution, as determined in good faith by the Board.

     Section 5.  Voting.
                 ------

     (a) Except as otherwise expressly provided in Sections 5(b) or (c) below or as required by law, the holders of Series H Preferred Stock shall not be entitled to vote.

     (b) The holders of Series H Preferred Stock, voting as a class, shall be entitled to elect one director of the Board, if the Board is constituted by five or fewer members. If the Board is constituted by more than five directors, the holders of Series H Preferred Stock, voting as a class, shall be entitled to elect two directors of the Board.

     (c) (i) Whenever an Excess Free Cash Trigger Event or Horizon Event shall have occurred and not have been Undone, the holders of all shares of Series H Preferred Stock shall be entitled to elect a number of directors, which, together with the director(s) specified in Section 5(b), shall constitute a majority of the Board. At elections for such directors, each holder of Series H Preferred Stock shall be entitled to one vote for each share held. The right of holders of Series H Preferred Stock, voting separately as a class, to elect members of the Board of Directors as aforesaid shall continue until such time as all Excess Free Cash Trigger Events and Horizon Events shall have been Undone, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent Excess Free Cash Trigger Event or Horizon Event.

          (ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Series H Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and at such meeting or by the written consent of such holders pursuant to Section 603 of the California Corporations Code.

          (iii) At any time when such voting right shall have vested in the holders of shares of Series H Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of 10% of the holders of record of shares of such Series H Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Series H Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of shareholders at

                                       4.

     the place for holding annual meetings of shareholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then holders of record of 10% of the shares of Series H Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for special meetings of shareholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Series H Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation's transfer agent for the purpose of causing a meeting of shareholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of shareholders.

          (iv) Subject to the provisions hereof, the directors elected pursuant to this Section 5(c) shall serve until the next annual meeting or until their respective successors shall be elected and qualified. Any director elected by the holders of Series H Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the outstanding shares of the Series H Preferred Stock who were entitled to participate in such election of directors, voting as a separate class, without regard to series, at a meeting called for such purpose or by written consent. If the office of any director elected by the holders of Series H Preferred Stock, voting as a class, without regard to series, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining director elected by the holders of Series H Preferred Stock, voting as a class, without regard to series, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Series H Preferred Stock to vote for directors as herein provided (i.e., when all Excess Free Cash Trigger Events and Horizon Events have been Undone), the term of office of all directors then in office elected by the holders of Series H Preferred Stock, pursuant to this Section 5(c) shall terminate immediately.

     (d) For the purposes of Section 5(c) the following terms have the following meanings:

          "Consolidated Free Cash" means cash and cash equivalents (as determined by generally accepted accounting principles) minus (i) debt and
     (ii) projected capital expenditures budgeted and approved by the Board in good faith for the twelve month period following such fiscal quarter end.

          "Excess Free Cash Trigger Event" means the ninetieth day after the end of each fiscal quarter of the Corporation if (i) as at the end of such fiscal quarter the Corporation

                                       5.

     had Consolidated Free Cash in excess of $30,000,000 and (ii) during such ninety day period the Corporation shall not have irrevocably offered to redeem, pursuant to Section 6(a), an amount of Series H Preferred Stock (based on its then Stated Amount) equal to the difference between Consolidated Free Cash and $30,000,000 (the "Relevant Portion").

          "Horizon Event" means that shares of Series H Preferred Stock are outstanding after June 30, 2001.

          "Undone" means (i) with respect to a Horizon Event, the point in time after June 30, 2001 at which no shares of Series H Prepared Stock are outstanding and (ii) with respect to an Excess Free Cash Trigger Event, the point in time after the occurrence of an Excess Free Cash Trigger Event when the Relevant Portion of the Series H Preferred Stock has been redeemed pursuant to Section 6(a).

     Section 6.  Redemption.
                 ----------

     The Series H Preferred Stock (including the PIK Preferred) shall be redeemable by the Corporation as follows:

     (a) Optional Redemption.  Each share of Series H Preferred Stock shall be
         -------------------
subject to redemption by the Corporation in whole or in part at the option of the Corporation, as determined by the Board, for a cash amount per share equal to the Stated Amount plus dividends accrued but unpaid on the date of redemption.

     (b) Notice of Redemption.  In the event the Corporation shall redeem shares
         --------------------
of Series H Preferred Stock pursuant to clauses (a) above, a notice of such redemption shall be given by first-class mail, postage prepaid, mailed not less than 20 nor more than 60 days prior to the date fixed for redemption (the "Redemption Date"), to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock books of the Corporation's transfer agent. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series H Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price and the cash amount in which such redemption price will be paid; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that payment will be made upon presentation and surrender of such Series H Preferred Stock; (vi) the then current Conversion Ratio; (vii) that dividends on the shares to be redeemed shall cease to accrue following such redemption date; (viii) that such redemption is at the option of the Corporation; and (ix) that accrued and unpaid dividends up to and including the redemption date will be paid in accordance with the terms herein. Notice having been mailed as aforesaid, on and after the redemption date, dividends on the shares of the Series H Preferred Stock so called for redemption shall cease to accrue, said shares shall be deemed no longer outstanding, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the monies payable upon redemption, without interest thereon, upon surrender of the certificates evidencing such shares) shall cease. The Corporation's

                                       6.

obligation to provide monies in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company having an office or agency in the Borough of Manhattan, City of New York, and having a capital and surplus of at least $500,000,000, the principal amount of funds necessary for such redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of Series H Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of three years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Series H Preferred Stock shall be without recourse against the Corporation for payment of the redemption price.

     Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If fewer than all the outstanding shares of Series H Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series H Preferred Stock not previously called for redemption by lot or pro rata or by any other equitable method determined by the Board in its sole discretion. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     Section 7.  Conversion.
                 ----------

     The Series H Preferred Stock shall be subject to conversion as follows:

     (a) Automatic Conversion.  Each share of Series H Preferred Stock shall
         --------------------
automatically be converted into 1.4285 shares of Common Stock (the "Conversion Ratio") on the day after which the Corporation's Common Stock has a Closing Price equal to or in excess of $7.00 (the "Base Price") per share for a period of 30 consecutive Trading Days.

     (b) Mechanics of Automatic Conversion.  All holders of record of shares of
         ---------------------------------
Series H Preferred Stock will be sent written notice of the actual date of such conversion. Each notice shall designate a place for automatic conversion of all of the shares of Series H Preferred Stock pursuant to Section 7(a). Notice will be sent by mail, first class, postage prepaid, to each record holder of Series H Preferred Stock at such holder's address appearing on the stock register. Each holder of shares of Series H Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. On the date of conversion, all rights with respect to the Series H Preferred Stock will terminate, except only (1) any rights to receive declared but unpaid dividends with a record date preceding the date of conversion, and
(2) the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which such Series H Preferred Stock has been

                                       7.

converted and cash for fractional shares. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the duly executed by the registered holder or by his or its attorney duly authorized in writing. All certificates evidencing shares of Series H Preferred Stock which are converted in accordance with the provisions hereof shall, from and after the date of conversion, be deemed to have been retired and cancelled and the shares of Series H Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates. As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Series H Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or to his or its written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof and cash equal to the product of the Base Price multiplied by the fraction of a share of Common Stock otherwise issuable upon such conversion.

     (c) "Closing Price" on any Trading Day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq national market.

     (d) "Trading Day," with respect to a United States national securities exchange or automated quotation system in the United States, means a day on which such exchange or system is open for a full day of trading.

     (e) Certain Adjustments to Conversion Ratio for Stock Splits, Dividends,
         --------------------------------------------------------------------
Reorganizations, Etc.
--------------------

          (i) Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the filing of this Certificate of Determination, be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Ratio in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted.

          (ii) Adjustment for Merger or Reorganization, Etc.  In case of a
               --------------------------------------------
     reclassification, reorganization or exchange (other than described in Subsection (i) above) or any consolidation or merger of the Corporation with another corporation, each share of Series H Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series H Preferred Stock

                                       8.

     would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series H Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series H Preferred Stock.

          (iii)  Adjustments for Other Dividends and Distributions.  In the
                 -------------------------------------------------
     event the Corporation at any time or from time to time after the filing of this Certificate of Determination makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series H Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Series H Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the holders of the Series H Preferred Stock.

     (f) Certificate as to Adjustments.  Upon the occurrence of each adjustment
         -----------------------------
or readjustment of the Conversion Ratio pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series H Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request, at any time, of any holder of Series H Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the applicable Conversion Ratio at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series H Preferred Stock.

     (g) Payment of Taxes.  The Corporation will pay all taxes (other than taxes
         ----------------
based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series H Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series H Preferred Stock so converted were registered.

                                       9.

     Section 8.  Miscellaneous.
                 -------------

     (a) Preemptive Rights.  Except as required by law, the holders of Series H
         -----------------
Preferred Stock shall not be entitled to any preemptive rights with respect to any class or series of the Corporation's stock, whether such class or series currently exists or has not yet been created.

     (b) Funded Debt.  Without the consent of a majority of the outstanding
         -----------
shares of Series H Preferred Stock or the unanimous approval of the directors of the Corporation, the Corporation shall not incur funded debt, other than purchase money debt and debt utilized for working capital purposes.

     (c) Limitation and Rights Upon Insolvency.  Notwithstanding any other
         -------------------------------------
provision of this certificate, the Corporation shall not be required to pay any dividend on, or to pay any amount in respect of any redemption or conversion of, the Series H Preferred Stock at a time when immediately after making such payment the Corporation is or would be rendered insolvent (as defined by applicable law), provided that the obligation of the Corporation to make any such payment shall not be extinguished in the event the foregoing limitation applies.

     (d) Parity or Senior Securities.  Without the consent of a majority of the
         ---------------------------
outstanding shares of Series H Preferred Stock or the unanimous approval of the directors of the Corporation, the Corporation shall not issue any shares of stock on parity with or senior to the shares of Series H Preferred Stock as to dividends, distributions or liquidation.

     (e) Shares to Be Retired.  Any share of Series H Preferred Stock converted,
         --------------------
redeemed or otherwise acquired by the Corporation shall be retired and cancelled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board as Series H Preferred Stock or shares of preferred stock of one or more other series.

     (f) Notices of Record Date.  In the event of any taking by the Corporation
         ----------------------
of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend, distribution, conversion, redemption, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation's capital stock, any consolidation or merger with or into another corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series H Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date

                                      10.

on which any such record is to be taken for the purpose of such corporate action.

     (g) Record Holders.  The Corporation and the Corporation's transfer agent
         --------------
may deem and treat the record holder of any shares of Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Corporation's transfer agent shall be affected by any notice to the contrary.

     (h) Notice.  Except as may otherwise be provided for herein, all notices
         ------
referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon, the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Corporation, to its offices at Ringland Way, Newport, Gwent NP6 2TA, United Kingdom (Attention: Secretary) or to an agent of the Corporation designated as permitted by the Certificate of Incorporation or, if to any holder of the Series H Preferred Stock, to such holder at the address of such holder of the Series H Preferred Stock as listed in the stock record books of the Corporation (which may include the records of the Corporation's transfer agent); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

          3. That the number of shares designated as Series H Preferred Stock is 3,000,000, none of which has been issued.

          The undersigned each further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge and that this certificate has been executed on this 15th day of May, 1998.




                              By    /s/ Nigel Wheeler
                                    ------------------------------
                                    Nigel Wheeler, President



                              By    /s/ J.J. Linnert
                                    ------------------------------
                                    Jeremy Linnert, Secretary

                                      11.